Exhibit 10.20

Orchestra BioMed Holdings, Inc.

Amended and Restated

Employment Agreement

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 26, 2023 (the “Amendment Date”), by and between Orchestra BioMed Holdings, Inc., a Delaware corporation (the “Company”) and the parent company of Orchestra BioMed, Inc., and Darren R. Sherman (“Executive”). This Agreement amends and restates in its entirety that certain Employment Agreement (the “Prior Agreement”) entered into by and between Orchestra BioMed, Inc. and Executive, dated May 31, 2018 (the “Original Effective Date”).

WHEREAS, Executive was an employee of Orchestra BioMed, Inc. prior to its acquisition by the Company (the “Acquisition”), which was previously known as Health Sciences Acquisitions Corp 2;

WHEREAS, upon the closing of the Acquisition, Orchestra BioMed, Inc. became a subsidiary of the Company;

WHEREAS, the Company desires to retain Executive as an employee of the Company, and Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the employment of Executive by the Company and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1. Employment. During the Employment Period (as defined below), the Company hereby agrees to employ Executive as President, Chief Operating Officer and Orchestra BioMed Founder, and Executive hereby accepts such employment and agrees to serve as President, Chief Operating Officer and Orchestra BioMed Founder, all in accordance with the terms and conditions of this Agreement. Executive hereby represents and warrants that neither Executive’s entry into this Agreement nor Executive’s performance of Executive’s obligations hereunder will conflict with or result in a breach of the terms, conditions, or provisions of any other agreement or obligation of any nature to which Executive is a party or by which Executive is bound, including, without limitation, any non-competition agreement, non-solicitation agreement or confidentiality agreement or policy entered into by Executive or to which Executive is subject.

2. Term of Employment. The term of Executive’s employment under this Agreement will commence on the Amendment Date and will continue until terminated in accordance with Section 8 hereof (such term, the “Employment Period”). For the avoidance of doubt, and notwithstanding any contrary provision herein, Executive’s employment is “at will” although Executive may be eligible for specified payments and benefits in the event of certain terminations of employment as set forth in Sections 4(c) and 8.

3. Position and Responsibilities. During the Employment Period: (a) Executive shall serve in the position of President, Chief Operating Officer and Orchestra BioMed Founder; (b) Executive shall have the duties, responsibilities, functions and authority, including administrative, financial, executive and managerial, as shall be designated by the Company’s board of directors (the “Board”) or Chief Executive Officer from time to time; (c) Executive will use his best efforts to promote the interests, prospects, condition (financial and otherwise) and welfare of the Company and shall perform his duties and responsibilities to the best of his ability in a diligent, trustworthy, businesslike and efficient manner; and (d) Executive shall comply at all times with all policies and codes of conduct of the Company, as such policies and codes may change from time to time.

(a) Board of Directors. So long as he remains the Company’s President and Chief Operating Officer, the Company shall nominate Executive to serve as a Director. Unless otherwise agreed upon by Executive and the Company, Executive’s service as a Director shall continue until the first to occur of (i) the date that Executive is no longer employed by the Company and its affiliates, (ii) the death of the Director, (iii) the resignation by the Executive from the Board of Directors, and (iv) the expiration of the then current term as a Director if Executive is not re-elected by the Company’s stockholders to serve as a Director. Executive agrees to serve as a Director during the term of this Agreement, so long as he is elected to serve as a Director by the Company’s stockholders.

4. Compensation.

(a) Salary. During the Employment Period, the Company shall pay to Executive a base salary at the rate of $495,000 per annum (the “Base Salary”). On an annual basis the Board or the compensation committee of the Board (the “Compensation Committee”) shall review Executive’s Base Salary and may increase such amount as it may deem advisable. The Base Salary shall be paid in accordance with the Company’s standard payroll practices in effect from time to time.

(b) Bonus. Commencing on the Amendment Date, in addition to the Base Salary, Executive shall be eligible to receive a discretionary annual bonus during each fiscal year of the Employment Period, with a target bonus amount of eighty percent (80%) of the Base Salary. The performance metrics and goals required to receive such bonus amount, shall be determined by the Board in consultation with the Company’s Chief Executive Officer within sixty (60) days following the commencement of each fiscal year or, if later, at the next regularly scheduled meeting of the Board that occurs at least five business days after the Chief Executive Officer has submitted recommended performance metrics to the Board. The actual bonus, if any, payable under this Section 4(b) shall be paid within thirty (30) days following receipt of the Company’s audited financial statements for the applicable fiscal year, unless such payment is delayed due to an unforeseeable administrative impracticability, in which case, such bonus will be paid as soon as administratively practicable thereafter, but in no event later than the end of the fiscal year immediately following the applicable fiscal year; provided that Executive is an employee with the Company at such time of payment and Executive has not breached any provision of this Agreement.

(c) Equity Interest. Company shall award Executive stock options to acquire common stock of the Company (the “Common Shares”) or restricted common stock units (“RSUs”) (as agreed upon by Executive and the Board) as soon as reasonably practicable following the beginning of the first open trading window after the date of this Agreement under the Company’s Insider Trading Policy, so that Executive’s long-term incentive equity holdings represent, in the aggregate, the Equity Award Percentage (as defined below; such grant, the “Equity Award Grant”). Except as otherwise provided herein, the terms of the Equity Award Grant shall reflect the Company’s standard terms and conditions for executive equity award grants.

(i) Defined Terms. For the purposes of this Agreement, the following defined terms shall be construed to have the meanings set forth or referenced below.

(1) “Equity Award Percentage” means four and three-tenths percent (4.3%) of the fully diluted Common Shares of the combined company as of immediately following the closing of the Acquisition; provided, however, that notwithstanding any contrary provision herein, the parties acknowledge that the 4.3% assumes an award solely in the form of options. To the extent the Equity Award is in restricted stock units, the number of shares covered by the Equity Award will be reduced reflecting a ratio of 2 shares covered by restricted stock units is equivalent to 3 shares covered by options (i.e., rounding down, a restricted stock unit award covering 666 shares of Company common stock is deemed equivalent to an option award covering 1,000 shares of Company common stock).

(2) “Equity Vesting Schedule” means that twenty-five percent (25%) of any options awarded to the Executive shall be fully vested on the first (1st) anniversary of the Amendment Date and the remaining seventy-five percent (75%) of any options awarded to the Executive shall vest on a quarterly basis thereafter over the following three years; and unless otherwise agreed, any RSUs awarded to the Executive shall vest on a schedule to be agreed upon between the Executive and the Board (provided such vesting schedule shall be over a minimum of three (3) years unless otherwise agreed by the Company and Executive and other than as provided herein). All vesting shall be subject to continued employment or service as a member of the Board through the applicable vesting date; provided, however, in the event of the termination of Executive’s employment and the Board requests that Executive continue to serve on the Board (notwithstanding that Executive agrees that Executive otherwise shall resign from the Board upon termination of employment), the parties agree to negotiate in good faith a reduction in the number of shares as to which the Equity Award Grant has not yet vested so that future vesting of the award more closely reflects grant sizes for non-employee directors.

(ii) Other Terms. The Equity Award Grant shall vest according to the Equity Vesting Schedule and contain the following additional terms:

(1) Notwithstanding the terms of any document to the contrary, in the event that (i) a “Change of Control” (as defined in the Company’s 2023 Equity Incentive Plan provided, however, that the Acquisition is not a Change of Control) occurs, and (ii) the surviving corporation or the acquiring corporation fails to either (A) continue or assume any or all of Executive’s Company options or other stock awards or (B) substitute similar stock awards for Executive’s Company options or other stock awards (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Change of Control), then 100% of Executive’s unvested Company options or other stock awards shall immediately vest as of the date immediately preceding the Change of Control.

(2) If the Executive is terminated without Cause (as defined below), or voluntarily terminates the Employment Period with Good Reason during the period commencing three (3) months prior to a Change of Control of and ending twelve (12) months following a Change of Control (the “Change of Control Period”), and subject to the Executive satisfying the Release Requirement (defined below), any unvested equity awards then held by the Executive shall become fully vested.

(3) If the Executive is terminated without Cause (as defined below), or voluntarily terminates the Employment Period with Good Reason outside of the Change of Control Period, and subject to the Executive satisfying the Release Requirement, the vesting of any equity held by the Executive as of the closing of the Acquisition shall be determined as if the Executive had remained employed for an additional twelve (12) months beyond his date of termination.

5. Benefit Plans. During the Employment Period, Executive shall be eligible to participate in and receive benefits under the employee benefit plans, equity incentive plans, practices, policies, perquisites and programs established and maintained by the Company from time to time, in the Company’s sole discretion, for which executives of the Company are generally eligible, in each case, subject to the eligibility and participation requirements thereof.

6. Business Expenses. The Company, in accordance with policies and practices established by the Company from time to time, will pay or reimburse Executive for all expenses reasonably incurred by Executive during the Employment Period in connection with the performance of Executive’s duties under this Agreement; provided, that Executive shall provide to the Company reasonable documentation or evidence of expenses for which Executive seeks reimbursement in accordance with the policies and procedures established by the Company from time to time. Executive’s air travel shall be pursuant to Company policy for executives.

7. Paid Time Off. Executive shall be entitled, during the Employment Period, to four (4) weeks of paid vacation and sick time in each calendar year or pursuant to Company policy for executives, whichever is greater. Accrued vacation and sick time not taken in any calendar year may not be carried forward or be usable in any subsequent calendar year, nor shall Executive be entitled to compensation for unused vacation or sick days during the Employment Period or upon termination of employment. Paid holidays may be taken in accordance with the holiday policy and schedule of the Company as from time to time in effect.

8. Termination.

(a) Termination For Cause. The Company may terminate the Employment Period immediately upon the occurrence of any of the following events (each of which shall constitute “Cause”):

(i) Executive’s breach of any of Executive’s obligations under Section 9;

(ii) Executive’s breach of any of Executive’s obligations under this Agreement other than Section 9, which, to the extent curable, has not been cured within thirty (30) days after Executive has been provided written notice of such breach;

(iii) Executive being convicted of, or pleading guilty or nolo contendere to, or being indicted for, any felony or any misdemeanor involving theft, fraud, dishonesty or moral turpitude; or

(iv) Fraud or embezzlement against the Company.

If the Employment Period is terminated pursuant to this Section 8(a), the Company shall have no further obligation to Executive except for (i) payment of Base Salary accrued but unpaid through the date of termination and (ii) subject to the provisions of Section 6, reimbursement of any expense properly incurred by Executive through the date of termination (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid in accordance with applicable state law and in no event later than thirty (30) days after the date of termination.

(b) Termination upon Executive’s Death. The Employment Period shall terminate immediately upon the death of Executive. If the Employment Period is terminated pursuant to this Section 8(b), the Company shall have the following obligations to Executive (or his estate) (i) the payment of the Accrued Obligations, which shall be paid in accordance with Section 8(a), and (ii) the payment of Severance Obligations, which shall be paid in accordance with Section 8(f).

(c) Termination by the Company without Cause. The Company may terminate the Employment Period at any time without Cause upon written notice to Executive. If the Employment Period is terminated pursuant to this Section 8(c), the Company shall have the following obligations to Executive (or his estate): (i) Payment of all Accrued Obligations, which shall be paid in accordance with Section 8(a); and (ii) Payment of the Severance Obligations as described in Section 8(f).

(d) Voluntary Resignation by Executive - Without Cause. Executive may terminate the Employment Period for any reason upon not less than ten (10) days’ prior written notice. If the Employment Period is terminated pursuant to this Section 8(d), the Company shall have no further obligation to Executive except for Accrued Obligations, which shall be paid in accordance with Section 8(a).

(e) Voluntary Resignation by Executive - With Good Reason. Executive may terminate the Employment Period, with Good Reason, upon not less than ten (10) days’ prior written notice. If Executive terminates the Employment Period with Good Reason, the Company shall have the following obligations to Executive (or his estate):

(i) Payment of all Accrued Obligations, which shall be paid in accordance with Section 8(a); and

(ii) Payment of the Severance Obligations as described in Section 8(f).

(iii) For purposes of this Section 8(e), “Good Reason” shall mean each of the following, without Executive’s consent: (A) any change in the Executive’s position, title or reporting relationship with the Company that diminishes in any material respect the Executive’s authority, duties or responsibilities; provided, however, that a change in the Executive’s authority, duties or responsibilities solely due to the Company becoming a division, subsidiary or other similar part of a larger organization, shall not by itself constitute Good Reason; (B) any material reduction in the Executive’s base compensation; (C) the relocation of the Executive’s principal office, or principal place of employment, to a location more than fifty (50) miles from the location of the Executive’s principal office or principal place of business; or (D) a material breach of any provision hereof by the Company or any successor or assign. Notwithstanding the foregoing, “Good Reason” shall not be deemed to have occurred unless: (1) the Executive provides the Company with written notice that the Executive intends to terminate the Executive’s employment hereunder for one of the grounds set forth in subsections (A), (B), (C) or (D) within sixty (60) days of such reason(s) occurring, (2) if such ground is capable of being cured, the Company has failed to cure such ground within a period of sixty (60) days from the date of such written notice, and (3) the Executive terminates the Executive’s employment within sixty (60) days after the cure period has lapsed. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify the Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

(f) Severance Payments. In the event Executive’s employment is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason, the Company shall continue to pay Executive as severance, the aggregate sum of one hundred percent (100%) of Executive’s then-effective Base Salary plus his target bonus for the year of termination proportionally for a period of twelve (12) months beginning on the date such termination becomes effective (such payments, the Company’s “Severance Obligations”), and if the Executive validly elects to continue his healthcare coverage under COBRA, reimburse the Executive for the premiums he pays to continue healthcare coverage for the Executive and his eligible dependents for twelve (12) months or, if earlier, until the Executive becomes eligible for healthcare coverage from a subsequent employer; provided, as a condition to all amounts specified in this clause (f), that Executive executes a full and final release substantially in the form attached as Exhibit B hereto (with such changes as the Company may reasonably request to reflect changes in applicable law) and such release becomes irrevocably effective within 60 days following the termination of Executive’s employment (such requirement for an irrevocably effective release, the “Release Requirement”). Any and all payments of Severance Obligations shall be less applicable withholding and deductions. Further, in the event Executive’s employment is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason, and subject to satisfaction of the Release Requirement, the stated post-termination exercise period of Executive’s outstanding options shall be extended to twelve months following the termination of Executive’s employment; provided, however, options shall expire earlier upon expiration of the maximum term or, subject to Section 4(c)(ii)(1), pursuant to a Change of Control if all Company options are terminated in connection with the Change of Control.

In the event of such termination without Cause or resignation for Good Reason during the Change of Control Period, the Severance Obligations will be one hundred and fifty percent (150%) of the sum of Executive’s then-effective Base Salary plus his target bonus for the year of termination, in addition to the healthcare continuation and extended post-termination exercise period set forth above.

Payment of the Severance Obligations shall accrue until the Release Requirement is satisfied, with accrued amounts paid on the first regularly scheduled Company payroll date after the Release Requirement is satisfied; provided, however, if the 60-day period following the termination of Executive’s employment spans two calendar years in no event will any of the Severance Obligations be paid prior to January 1 of the second calendar year (with amounts accruing until that date). Reimbursement of COBRA healthcare premiums shall be paid in accordance with the Company’s standard expense reimbursement procedures subject to Executive submitting proof of payment within 60 days of paying the applicable premium.

9. Restrictive Covenants.

(a) Executive’s Acknowledgment. Executive acknowledges that: (i) the Company is and will be engaged in its business during the Employment Period and thereafter; (ii) Executive is one of a limited number of persons who is and will be developing the business and will, during the Employment Period, have frequent and prolonged interactions with all customers and suppliers of the Company with respect to matters significantly affecting the business relationship between those customers and suppliers and the Company; (iii) Executive occupies a position of trust and confidence with the Company and is familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company and its business; and (iv) the agreements and covenants contained in this Section 9 are essential to protect the Company and the goodwill of the business and are a condition precedent to the Company entering into this Agreement. Executive acknowledges that he or she has carefully read this Agreement and has given careful consideration to the restraints imposed upon him by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information and goodwill of the Company now existing or to be developed or created in the future.

(b) Non-Solicitation. Executive will not, during the Restricted Period, directly or indirectly (whether as an owner, partner, shareholder, member, agent, officer, director, manager, employee, independent contractor, consultant, or otherwise) with or through any individual or entity:

(i) solicit for employment or engagement, or identify for another person or entity to employ, engage or solicit for employment or engagement, any individual who is, or was at any time during the twelve (12) month period immediately preceding any such action, an employee of the Company, or otherwise seek to adversely influence or alter any such employee’s relationship with the Company;

(ii) employ or engage any individual who is, or was at any time during the twelve (12) month period immediately preceding any such action, an employee of the Company; or

(iii) solicit or encourage any individual or entity that is, or was during the twenty four (24) month period immediately preceding any such action, a current or prospective customer, supplier or vendor of the Company (A) to terminate or otherwise adversely alter his, her or its relationship with the Company or (B) for any purposes which are competitive with Company’s business.

(c) Right to Conduct Activities. During the term of this Agreement, Executive agrees to devote substantially all of his business time and effort to the performance of his services to the Company; provided however, Executive may serve as a member of the Board of Directors or other governing body of up to two (2) for-profit entities, as well as any entity in which the Company has an investment, so long as such service does not unreasonably interfere with Executive’s obligations hereunder. In addition, the Company consents to Executive’s continued service as a member of the Board of Directors or other governing body of any of the entities set forth on Exhibit A, or any other entity approved by the Company, so long as such service does not unreasonably interfere with Executive’s obligations hereunder.

(d) Scope/Severability. The parties acknowledge that the Company’s business is and will be conducted throughout the Restricted Territory and thus the covenants in this Section 9 would be ineffective if the covenants were to be limited to a particular geographic area within the Restricted Territory. If any court of competent jurisdiction at any time deems the Restricted Period too lengthy, or the Restricted Territory too extensive, or any of the covenants set forth in this Section 9 otherwise not fully enforceable, the other provisions of this Section 9, and this Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances but not in excess of the territory provided for herein).

10. Equitable Remedies. Executive acknowledges and agrees that the agreements and covenants set forth in Section 9 of this Agreement are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of said covenants, and that in the event of Executive’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that, in the event of any actual or threatened breach by Executive of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages or the necessity of showing that monetary damages are an inadequate remedy. Nothing in this Section 10 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

11. Assistance. From and after the date hereof (including after the termination of Executive’s employment with the Company for any reason), Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company, as the Company may reasonably request, in connection with any litigation, claim, or other dispute in which the Company is or may become a party, provided that following termination of Executive’s employment with the Company, any such assistance shall not unreasonably interfere with Executive’s personal or business affairs. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section

12. Definitions. The following terms used herein shall have the definitions set forth below:

“Restricted Period” means twelve (12) months following the date of termination.

“Restricted Territory” means the United States of America.

13. Effect of Prior Agreements. Unless otherwise provided herein, this Agreement contains the entire understanding between the Company and Executive relating to the subject matter hereof and, as of the Amendment Date, will supersede the Prior Agreement and any other agreement relating to the subject matter hereof between Executive and the Company or any of its subsidiaries (including, without limitation, Orchestra BioMed, Inc.). Executive acknowledges that he is not relying and has not relied on any oral or written statements, promises, representations or warranties (whether made by the Company or any equity holder, director, officer, employee, agent or other representative of the Company or otherwise) that are not expressly set forth in this Agreement and those documents expressly referred to herein. For the avoidance of doubt, the non-solicitation and other restrictive covenants contained in this Agreement shall be in addition to, and not in lieu of, and shall not in any way limit or be limited by, any restrictive covenant covering similar subject matter contained in any other agreement to which Executive is a party, including but not limited to, any asset purchase agreement, equity subscription agreement or stockholder or operating agreement with respect to any equity interest in the Company.

14. Confidential Information and Intellectual Property Assignment Agreement. Notwithstanding anything herein to the contrary, the terms of that certain Confidential Information and Intellectual Property Assignment Agreement, dated as of the date hereof, between Executive and the Company are hereby incorporated by reference.

15. Withholding and Deductions. All amounts payable to Executive (or his estate, as applicable) pursuant to this Agreement shall be subject to such withholding and deductions by the Company as required by law and the applicable benefit plans of the Company.

16. Code Section 409A. The Company and Executive agree that this Agreement and the rights granted to Executive hereunder are intended to meet the requirements of paragraphs (2), (3) and (4) of Section 409A(a)(1)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”). Accordingly, the parties agree that they shall negotiate in good faith to revise any provisions of this Agreement that might otherwise fail to meet the requirements of paragraphs (2), (3) and (4) of Section 409A of Code. However, the Company does not guarantee any particular tax effect of payments under this Agreement, and in no event shall the Company have any obligation to “gross-up” or otherwise compensate Executive with respect to any tax effect of payments under this Agreement. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. “Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, Executive’s “separation from service” as defined in Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. If Executive is deemed on the date of termination of employment to be a “specified employee” within the meaning of Section 409A of the Code, then with regard to the payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such separation from service and (ii) the date of Executive’s death. Upon the expiration of the foregoing delay period, all payments and benefits so delayed shall be paid or provided or reimbursed in a lump sum. In the event of a conflict between the terms of this Section 16 and the terms of any other provision in this Agreement relating to payment timing, the terms of this Section 16 shall control.

17. Code Section 280G. If any payment or benefit the Executive would receive pursuant to a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

The Company agrees to cooperate with the Executive to minimize the amount of any payment to the Executive that is subject to Section 280G of the Code, including soliciting the consent of the Company’s stockholders, as applicable, to such payment under Section 280G(b)(5) of the Code.

18. Modification and Waiver. This Agreement may not be modified or amended, nor may any provisions of this Agreement be waived, except by an instrument in writing signed by the parties hereto. No written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. No failure of any party hereto to exercise any right or remedy given to such party under this Agreement or otherwise available to such party hereto or to insist upon strict compliance by any other party hereto with its or his obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof.

19. Indemnification. The Company hereby indemnifies Executive to the maximum extent provided in the Company’s By-Laws and organizational documents, as currently in effect. Executive shall be entitled to coverage under the directors’ and officers’ liability insurance on terms no less favorable to him in any respect than the coverage then being provided to any other current or former director or officer of the Company and which the Company shall maintain with minimum coverage of Five Million Dollars ($5 million).

20. Severability. Without limiting Section 9(c): (i) if, for any reason, any provision of this Agreement is held invalid, such invalidity will not affect any other provision of this Agreement, and each provision will, to the full extent consistent with law, continue in full force and effect and (ii) if any provision of this Agreement is held invalid in part, such invalidity will in no way affect the rest of such provision, and the rest of such provision, together with all other provisions of this Agreement, will, to the full extent consistent with law, continue in full force and effect.

21. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and shall be given by delivery in person, by facsimile transmission, by email, by overnight courier or by registered or certified mail, postage prepaid to the address set forth below or such other address as such party may give to the other parties by notice pursuant to this Section 21. Notice shall be deemed given on (a) the date such notice is personally delivered, (b) the date of scheduled delivery if sent by overnight courier, or (c) the date such notice is transmitted by facsimile or email, if such transmission is prior to 5:00 p.m. Eastern Time on a business day, or the next succeeding business day if such transmission is after 5:00 p.m. Eastern Time.

If to the Board or the Company:	Orchestra BioMed Holdings, Inc.
150 Union Square Drive
New Hope, PA 18938
E-Mail: dhochman@orchestrabiomed.com

If to Executive:	Darren R. Sherman
At such address or email address as is in the Company’s personnel records

22. Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement, their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

23. Headings. The headings and other captions in this Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Agreement.

24. Governing Law. The validity, interpretation, performance, and enforcement of this Agreement will be governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Executive and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the State of Delaware, over any suit, action or proceeding, whether at law or in equity, arising out of or relating to or concerning this Agreement. Each party hereto agrees that it will not challenge the applicability of the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction), in any suit or proceeding regarding the validity, interpretation, performance, or enforcement of any provision of this Agreement, regardless of who initiates such suit or proceeding.

25. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MATERS CONTEMPLATED HEREBY, PROVIDED, HOWEVER, THAT THE PARTIES HERETO AGREE THAT SUCH WAIVER SHALL NOT BE DEEMED TO CONSTITUTE A WAIVER OF ADJUDICATION BY A COURT HAVING APPROPRIATE JURISDICTION.

26. Non-Assignability/Binding Effect. This Agreement shall not be assignable by either party without the prior written consent of the other party. This Agreement will be binding upon and inure to the benefit of Executive, the Company and their respective successors and permitted assigns.

27. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

28. Survival. Termination of the Employment Period in accordance with Section 8 will not affect the provisions of Section 3(a) or Sections 9 through 28 of this Agreement, each of which shall survive such termination.

29. Counterparts. This Agreement may be executed in separate counterparts and may be executed and delivered by facsimile or other electronic delivery, each of which is deemed to be an original and all of which, taken together, constitute one and the same agreement.

[Remainder of Page Intentionally Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, as of the date first above written.

ORCHESTRA BIOMED HOLDINGS, INC.:

By:	/s/ David Hochman
Name:	David Hochman
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Darren Sherman
Darren R. Sherman

Exhibit A

Boards of Directors

•	Motus GI Holdings, Inc.

Exhibit B

Form of Release